Exhibit 23.5

[Letterhead of EntGroup]

[2010.11.16]

To:                              Bona Film Group Limited

11/F, Guan Hu Garden 3

105 Yao Jia Yuan Road, Chaoyang District

Beijing 100025

People’s Republic of China

Re:                       Bona Film Group Limited

Consent to references to EntGroup International Consulting (Beijing) Co. Ltd. and its report, China Film Industry Review, 2010

Madam/Sirs:

In connection with your proposed initial public offering in the United States (the “Proposed IPO”), we hereby consent to references to our name and to the our report, China Film Industry Review, 2010 and the data contained therein in your Registration Statement on Form F-1 and any other documents in connection with the Proposed IPO .

Yours faithfully,

For and on behalf of EntGroup International Consulting (Beijing) Co. Ltd.

/s/ Leon Gao
Name: Leon Gao

Title: Executive VP